Exhibit 1.1

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

AGREEMENT

closing and Closing Date. Valuation of Bonds; Bankruptcy Court Proceedings.

Procedure, Sale Order, Offset, Net Out, and Avoidance Actions. Changes to Closing Conditions.

Termination of Intercompany Agreements and Settlement of Intercompany Balances.

Conditions to Seller and the Company's Obligations. Consents. Documents to be Delivered by Buyer.

Elimination of Indemnification. Counterparts.

FIRST TRINITY FINANCIAL CORPORATION BROOKE CAPITAL CORPORATION, FIRST LIFE AMERICA CORPORATION Gregg Zahn Chet Stone President

FIRST TRINITY FINANCIAL CORPORATION BROOKE CAPITAL CORPORATION, FIRST LIFE AMERICA CORPORATION Gregg Zahn Chet Stone President

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT (this "Second Amendment"), dated as of December 9, 2008, further amends that certain **STOCK PURCHASE AGREEMENT,** dated as of July 18, 2008 (the "Original Agreement"), by and among **FIRST TRINITY FINANCIAL CORPORATION**, an Oklahoma corporation organized under the laws of the State of Oklahoma (the "Buyer"), **FIRST LIFE AMERICA CORPORATION**, a life insurance company (the "Company"), and **BROOKE CAPITAL CORPORATION**, a Kansas corporation (the "Seller") (the Buyer, the Seller and the Company are sometimes collectively referred to herein as the "Parties"), which Original Agreement was previously amended by Amendment No. 1 to Stock Purchase Agreement, dated as of August ___, 2008 (the "First Amendment"), by and among the Parties.

RECITALS

WHEREAS, the Parties entered into the Original Agreement whereby Buyer agreed to acquire all of the 1,499,988 shares of common stock, with a par value of $1.00 per share (the "Shares"), of the Company from Seller at a Purchase Price specified in the Agreement, and, pursuant to the Original Agreement, the Buyer and Seller established an Escrow Account with the Escrow Agent into which the Buyer deposited the sum of $800,000 in cash (the "Escrow Deposit") to be held in escrow by the Escrow Agent, which Escrow Deposit, together with accrued interest thereon (the "Escrow Sum") was to be applied to the Purchase Price upon the Closing of the Original Agreement ; and

WHEREAS, the Kansas Insurance Commissioner entered an order approving the acquisition of the Shares by Buyer on October 17, 2008, and further directed that (a) the acquisition of the shares be effected within sixty (60) days of the date of the Commissioner's order; and (b) that the bonds in the Company's portfolio are to be valued at "Fair Market Value" as of the Closing Date; and

WHEREAS, on or about October 28, 2008, the Seller filed a voluntary petition of bankruptcy in Case No. 08-22789 in the United States Bankruptcy Court, District of Kansas (the "Bankruptcy Court") seeking to reorganize under Chapter 11 of the U.S. Bankruptcy Code (the "Bankruptcy Proceedings") and, on or about October 29, 2008 Albert Riederer was appointed bankruptcy trustee of the Seller in the Bankruptcy Proceedings (the "Trustee"); and

WHEREAS, the Bankruptcy Court has yet to approve the acceptance or rejection by the Seller of the Original Agreement as amended by the First Amendment; and

WHEREAS, the Parties now desire to amend the Original Agreement as amended by the First Amendment as set forth in this Second Amendment (the Original Agreement, as amended by the First Amendment and this Second Amendment, is referred to herein as the "Agreement"); and

WHEREAS, the Parties desire to eliminate the Purchase Price formula and post closing adjustments to the Purchase Price, and substitute a fixed purchase price (as set forth herein),

which will be payable by Buyer to Seller after approval of this Agreement by the Bankruptcy Court and satisfaction of the additional closing conditions set forth herein; and

WHEREAS, the Parties acknowledge that the Kansas Insurance Commissioner must approve this Second Amendment and that the Kansas Insurance Commissioner may issue an order extending the deadline by which the acquisition of the Company must be completed.

AGREEMENT

NOW, THEREFORE, the Parties hereby agree to amend the Original Agreement as amended by the First Amendment as follows:

1. Defined Terms. Capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meanings ascribed thereto in the Original Agreement.

2. Amendment No. 1 Rescinded. Amendment No. 1 is hereby rescinded and terminated in its entirety.

3. Amendments to the Agreement.

    (a) Definition of "Fair Market Value." Section 1.35 of the Original Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

    1.35. "Fair Market Value" shall mean, with respect to the value of each bond held in the portfolio of the Company, the price determined in the manner described in Section 2.5 hereof.

    (b) Fixed Purchase Price. Section 2.2 of the Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

    2.2. Purchase Price. The total aggregate consideration for the Shares purchased by Buyer from Seller shall be a fixed amount equal to $2,500,000 (the "Purchase Price"). The Buyer and Seller acknowledge that such Purchase Price was calculated based upon a pro forma closing date of December 1, 2008, and determined based upon the Adjusted Statutory Capital and Surplus of the Company as of November 30, 2008, as shown on a balance sheet delivered to the Buyer by the President and/or Chief Financial Officer of the Company as of that date, prepared consistently with the Quarterly SAP Statement of the Company filed with the Kansas Insurance Department for the quarter ended September 30, 2008, which was adjusted to reflect the Fair Market Value of the Company's bond portfolio (other than lottery securities) as of such date, together with other adjustments to the Purchase Price as agreed by the Buyer and Seller.

    (c) Escrow Sum Applied to Purchase Price. The last sentence of Section 2.3 of the Agreement is deleted in its entirety and the following inserted in its place:

The Escrow Deposit, including any interest accrued thereon (the "Escrow Sum") shall be (1) distributed pursuant to Section 9.2 upon the termination of this Agreement prior to Closing; or (2) if the Closing occurs, distributed by the Escrow Agent to the Seller on the Closing Date to be credited against the Purchase Price. Notwithstanding the prior agreement of the Parties and the Escrow Agent, the Escrow Agreement will not survive after the Closing Date.

(d) Closing Date. Section 2.4 of the Original Agreement is deleted in its entirety and the following inserted in lieu thereof:

2.4 Closing and Closing Date. The closing of the transactions contemplated herein (the "Closing") shall take place at such location as the Parties may mutually agree within two (2) business days after the entry of the Sale Order by the Bankruptcy Court authorizing the sale contemplated by this Agreement as set forth in §2.6 hereof and the remaining conditions to closing set forth in Article 7 hereof are satisfied (the "Closing Date"). At the Closing, (1) Seller will deliver to Buyer stock certificates representing the Shares in proper form for transfer, or accompanied by stock powers executed by Seller for purchase by Buyer, transferring good and indefeasible title to the Shares to Buyer, free and clear of all Encumbrances; (2) Buyer will pay to the Seller (or as the Bankruptcy Court may by order direct) the Purchase Price net of the Escrow Sum, by wire transfer of immediately available funds to an account designated by Seller and (3) Seller and Buyer will jointly instruct the Escrow Agent in writing to terminate the Escrow Agreement and pay the Escrow Sum to the Seller (or as the Bankruptcy Court may by order direct), by wire transfer to an account designated by the Seller. Seller shall provide Buyer and the Escrow Agent with wire transfer instructions and bank routing numbers for the payment of the Escrow Sum and the balance of the Purchase Price prior to the Closing Date.

(e) Valuation of Bonds; Bankruptcy Court Proceedings. The Original Agreement is hereby amended by adding the following new Sections 2.5 and 2.6 after the existing Section 2.4:

2.5 Determination of Fair Market Value of Bond Portfolio. Conning & Company shall determine the Fair Market Value of each bond in the Company's portfolio, excluding lottery securities, as of November 30, 2008 based on bond pricing data from Interactive Data Corporation or its subsidiary FT Interactive Data Corporation. The Fair Market Value of the bonds, as so determined by Conning & Company and other sources, was used by the Buyer and Seller in the calculation of the Adjusted Statutory Capital and Surplus. The fees of Conning & Company for these services shall be paid by Buyer.

2.6 Procedure, Sale Order, Offset, Net Out, and Avoidance Actions. Upon execution of this Second Amendment by the Parties, the Seller, by and through its Trustee, shall promptly file a motion in the Bankruptcy Court (the "Sale Motion") seeking entry of an order authorizing the sale of the Shares to Buyer under the terms and conditions set forth in this Second Amendment (the "Sale Order"). The Sale Motion and Sale Order shall each be in form and substance reasonably satisfactory to Buyer. A hearing to consider other bidders and the Sale Motion shall be conducted on an expedited basis (the "Sale Hearing"). The Sale Order shall be entered on or before the sixtieth (60th) day after the October 17, 2008 Order of the Commissioner of Insurance of the State of Kansas (the "Kansas Commissioner") approving the acquisition of the Company by the Buyer (December 16, 2008), or any extension of such deadline for consummating Buyer's acquisition of the Company that may be granted by the Kansas Commissioner. The Sale Order shall provide, *inter alia*, for the transfer of the Shares to the Purchaser free and clear of liens encumbrances and interests (collectively the "Interests") pursuant to § 363(c) of the Bankruptcy Code with the Interests to attach to the proceeds of the sale to the extent and in their order of priority pending further order of the Bankruptcy Court and afford such other protection to the Buyer customarily provided for in such orders. In addition, the Sale Order shall provide that (1) all claims against the Company by the bankruptcy debtors and their estates pursuant to §§ 542-553 of the Bankruptcy Code shall be waived, released, and barred; and (2) all Intercompany Agreements are terminated and all Intercompany Balances by and between the Company and either of the bankruptcy debtors shall be deemed to be offset, netted out, and as a consequence released and discharged.

(f) Elimination of Representations and Warranties. Article 3, Sections 3.1 through 3.37, of the Original Agreement containing the representations and warranties of the Company and the Seller, is hereby deleted in its entirety.

(g) Changes to Closing Conditions. Article 7, Sections 7.1 and 7.2, of the Original Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

7. Conditions to Obligation of Parties to Consummate Closing.

7.1 Conditions to Buyer's Obligations. The obligations of Buyer under this Agreement to consummate the Closing are subject to the conditions that:

7.1.1. Covenants, Representations and Warranties. Not Applicable.

7.1.2 Consents. All statutory requirements for the valid consummation by the Company and Seller of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including those of all federal, state (specifically the approval of the Kansas Insurance Department for Buyer to acquire the Shares and otherwise consummate this Transaction pursuant to the Agreement), any Governmental

Body required to be obtained in order to permit the consummation of the Transactions, shall have been obtained.

7.1.3 Termination of Intercompany Agreements and Settlement of Intercompany Balances. Not Applicable.

7.1.4 Release of Encumbrances. Not Applicable.

7.1.5 Material Adverse Effect. Not Applicable.

7.1.6 Transfer Taxes. Seller shall be responsible for all stock transfer or stock gains taxes imposed on Seller in connection with this Agreement.

7.1.7 Documents to be Delivered by Seller and the Company. The following documents shall be delivered to Buyer at the Closing by Seller and the Company:

(a) Secretary's Certificate. Not Applicable.

(b) Officer's Certificate. Not Applicable.

(c) Stock Certificates. Seller shall have delivered the Shares in proper form for transfer, accompanied by duly executed stock powers, free and clear of all Encumbrances.

(d) Resignations. Not Applicable.

7.1.8 Approved by Bankruptcy Court. The Bankruptcy Court shall have approved this Agreement, and shall have issued the Sale Order, in form and substance reasonably satisfactory to Buyer, as follows:

(a) approving the sale of the Shares to Buyer as set forth herein;

(b) releasing all Liens on the Shares;

(c) providing that all Intercompany Agreements are rejected and terminated pursuant to § 365 of the Bankruptcy Code;

(d) providing that all Intercompany Balances are offset, netted out, released and discharged on the Closing Date; and

(e) waiving, releasing or barring all claims against the Company under §§ 542-553 of the Bankruptcy Code.

(f) enjoining creditors and other parties in interest from asserting claims against the Buyer or the Company.

(g) providing other protection to the Buyer customarily provided for in such orders.

7.2 Conditions to Seller and the Company's Obligations. The obligation of Seller and the Company under this Agreement to consummate the Closing is subject to the conditions that:

7.2.1 Covenants, Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true as of the Effective Date of this Agreement and shall be true on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Buyer shall have performed and complied in all material respect with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by Buyer at or before the Closing Date.

7.2.2 Consents. All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including those of any Governmental Body required to be obtained in order to permit the consummation by Buyer of the Transactions, shall have been obtained.

7.2.3 Documents to be Delivered by Buyer. The following documents shall be delivered to Seller and to the Company at the Closing by Buyer:

(a) Secretary's Certificate. Not Applicable.

(b) Regulatory Approvals. Evidence of regulatory approvals by the Kansas Insurance Department authorizing Buyer to complete the Transaction pursuant to the provisions of this Agreement.

(c) Payments to Seller. Seller shall have received from Buyer and the Escrow Agent the Purchase Price.

7.2.4 Approval of Bankruptcy Court. The Bankruptcy Court shall have

(a) approved this Agreement

(b) entered the Sale Order

(c) NOT entered any stay order pursuant to Fed. R. Bankr. P. 8005 et seq.

(h) Elimination of Indemnification. Article 8, Sections 8.1 through 8.6, of the Original Agreement regarding indemnification is hereby deleted in its entirety.

4. Effect on Agreement. This Second Amendment does not amend any other term or provision of the Original Agreement (except for any term or provision of the Original Agreement that is inconsistent with the express amendments set forth in this Second Amendment), which shall continue to be in full force and effect.

5. Counterparts. This Second Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Second Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Second Amendment.

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the day first written above.

FIRST TRINITY FINANCIAL CORPORATION

By: ______________________________
Name: Gregg Zahn
Title: President

BROOKE CAPITAL CORPORATION

By: ______________________________
Name:
Title:

FIRST LIFE AMERICA CORPORATION

By: ______________________________
Name: Chet Stone
Title: President

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the day first written above.

FIRST TRINITY FINANCIAL CORPORATION

By: ______________________________
Name: Gregg Zahn
Title: President

BROOKE CAPITAL CORPORATION

By: ______________________________
Name:
Title:

FIRST LIFE AMERICA CORPORATION

By: ______________________________
Name: Chet Stone
Title: President